Exhibit 4.15
[Form of 2003 Unit Option Plan Agreement]
     By their signatures on the immediately preceding page, Optionee and Company agree as follows:
RECITALS
     A. The Company desires to carry out the purposes of its 2003 Unit Option Plan (the “Plan”) by affording Optionee an opportunity to purchase Units of the Company (each, a “Unit” and collectively, the “Units”), subject to the terms and conditions set forth herein.
     B. Optionee desires to have the opportunity to purchase Units, subject to the terms and conditions set forth herein.
AGREEMENT
     The Company and Optionee hereby agree as follows:
     1. Definitions. For purposes of this Agreement, the following definitions shall apply:
          “Affiliates” has the meaning ascribed to it in the Plan.
          “Agreement” has the meaning set forth in the preamble to this Agreement.
          “Appraised Value per Unit” means, subject to the provisions set forth below in this definition, and as of the last day of the month completed most recently before the Company receives a Put Notice (the “Valuation Date”), the fair market value of each Issued Unit, less the amount of any cash distributed by the Company with respect to such Issued Unit between the Valuation Date and the closing of the purchase. In order to determine Appraised Value per Unit, the Appraised Value of the Company as a whole shall be determined. This shall reflect the equity value of the Company determined on a going concern basis and assuming a sale between a willing buyer and a willing seller pursuant to an orderly sale process designed to maximize the sales price payable in connection therewith and taking into account all other relevant factors determinative of value. The Appraised Value per Unit shall assume the sale of the Company’s assets for such Appraised Value of the Company as a whole and distribution of the net proceeds of such sale to the Company’s unitholders as determined on a Fully Diluted basis in accordance with Section 13.3 of the LLC Agreement. If Optionee delivers a Put Notice to the Company, the Company and Optionee shall first meet and attempt in good faith to make, by mutual agreement, the Appraised Value per Unit determination. If, despite such efforts, they are unable to so agree within 30 days after the Company receives the Put Notice, Appraised Value per Unit will be determined as follows. Within 45 days after the Company receives the Put Notice, the Company and Optionee shall each submit to the other the names of three national or regional investment banking firms, each of whom has experience investing in, financing or valuing companies engaged in a business comparable to the business of the Company. The Company and Optionee shall each, in good faith, believe that the persons submitted by him, her or it are objective, impartial and fully qualified to make the Appraised Value per Unit determination. From the six persons so chosen, the Company and Optionee, choosing alternatively, shall eliminate a total of four persons. The remaining two persons thus selected, acting independently, shall each make the Appraised Value per Unit determination, pursuant to the provisions set forth in this definition and shall submit to the Company and Optionee a written report setting forth such determination as soon as reasonably practicable, but in any event within 45 days after their selection. The Appraised Value per Unit for purposes of this Agreement shall be the average of the Appraised Values per Unit so submitted by such persons. The expenses of such selected persons shall be borne equally by the Company and Optionee, and the determination of Appraised Value per Unit pursuant to the provisions hereof will be final and binding upon all parties. Notwithstanding the foregoing, the Appraised Value per Unit, if the Units are listed on a securities exchange or system described in paragraph 7 of the Plan, shall be equal to the closing or last sale price of an Issued Unit on the day immediately preceding the date on which a valuation is required to be made under this Agreement or, if no sale of Issued Units shall have occurred on that date, on the next preceding day on which a sale of Issued Units occurred, in each case on the exchange or system determined in accordance with such paragraph 7.
          “Approving Unitholders” means True North Partners, L.L.C., John T. Walton, their Affiliates, or the successors or assigns of any of the foregoing.
          “Board” means the Company’s Board of Managers.
          “Cause” has the meaning ascribed to it in the Plan.
          “Change of Control” has the meaning ascribed to it in the Plan.
          “Change of Control Agreement” has the meaning set forth in Section 14(a)(i).
          “Code” has the meaning set forth in Section 2.
          “Committee” has the meaning ascribed to it in the Plan.
          “Company” has the meaning set forth in the preamble to this Agreement.
          “Company Notice” has the meaning set forth in Section 13(c).
          “Date of Grant” has the meaning set forth in Section 2.
          “Disability” has the meaning ascribed to it in the Plan.
          “Drag-Along Transaction” means (i) the sale of all of the outstanding Units and/or other equity interests of the Company, whether by merger, sale of stock or similar transaction, (ii) the sale of all or substantially all of the assets of the Company, (iii) the dissolution or liquidation of the Company, or (iv) the disposal of the Company by any other means.
          “Drag-Along Transaction Notice” has the meaning set forth in Section 15(a).
          “EBITDA” means the consolidated net income of the Company and its subsidiaries, plus any interest expense, income taxes, depreciation and amortization, and minus any extraordinary income resulting from extraordinary or non-recurring transactions outside the ordinary course of the Company’s business, all computed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the audited consolidated financial statements of the Company and its subsidiaries.

          “Employment Termination” has the meaning set forth in Section 14(a)(i).
          “Event” has the meaning ascribed to it in the Plan.
          “Family Group” has the meaning set forth in Section 12(a).
          “Fully Diluted” means fully diluted in accordance with generally accepted accounting principles, including, in any event, dilution considering issued and outstanding Units, Units issuable under any issued and outstanding options (whether or not vested or exercisable) and Units issuable under any issued and outstanding warrants (but not assuming the exercise of any “out-of-the-money” options or warrants).
          “Formula Value per Unit” means the value of each Issued Unit determined in accordance with the following formula, less the amount of any cash distributed by the Company with respect to such Issued Unit between the last day of the 12-month period for which EBITDA is calculated and the closing of the purchase. In order to determine the Formula Value per Unit, the Formula Value of the Company as a whole shall first be determined by multiplying 6 x EBITDA for the most recently completed 12 months before the occurrence of the applicable event giving rise to any purchase option hereunder. The Formula Value per Unit shall assume the sale of the Company’s assets for such Formula Value of the Company as a whole and distribution of the net proceeds of such sale to the Company’s unitholders as determined on a Fully Diluted basis in accordance with Section 13.3 of the LLC Agreement. The Committee shall determine the Formula Value per Unit and such conclusion shall be conclusive and binding absent bad faith.
          “Good Reason” means, without Optionee’s prior written consent, (a) a material reduction in the duties and responsibilities of Optionee in his or her role as an employee of the Company or any parent or subsidiary thereof or (b) any required relocation of Optionee’s office as assigned to him or her by the Company or any parent or subsidiary thereof to a location more than 50 miles from Optionee’s employment location at the Date of Grant hereunder.
          “Imputed Transaction Value per Unit” means the equity value of each Issued Unit, determined by reference to the price per Issued Unit (in the case of a Change of Control resulting from the transactions under clause (a) of the definition of Change of Control in the Plan) or the price for all or substantially all of the Company’s assets (in the case of a Change of Control resulting from the transactions under clause (b) of the definition of Change of Control in the Plan) paid in connection with a Change of Control transaction, less the amount of any cash distributed by the Company with respect to such Issued Unit between the effective date of the Change of Control and the closing of the purchase. In order to determine the Imputed Transaction Value per Unit, the Imputed Transaction Value of the Company as a whole shall first be determined by valuing all cash plus the fair market value of the non-cash consideration received by the Company or its equity holders in connection with a Change of Control (but excluding any amounts paid to employees in their capacity as employees), taking into account the percentage of the Company’s equity or assets that is sold, redeemed or exchanged in such Change of Control, and net of any transaction-related fees and expenses. If any of such consideration is subject to a post-closing adjustment (e.g., based on working capital) or provides for an “earn-out” or similar provision, the Board may, in its sole discretion, elect to (a) estimate the present fair market value of such contingent amounts and reduce the Imputed Transaction Value by such amount or (b) deem any such contingent amounts not part of Imputed Transaction Value and thus not payable until any such amounts are received. The Imputed Transaction Value per Unit shall assume the sale of the Company’s assets for such Imputed Transaction Value of the Company as a whole and distribution of the net proceeds of such sale to the Company’s unitholders as determined on a

Fully Diluted basis in accordance with Section 13.3 of the LLC Agreement. All Imputed Transaction Value determinations shall be determined by the Board in good faith or, in the discretion of the Board, by an independent appraiser or appraisers selected by the Board. The determination of the Board or its appraisers of Imputed Transaction Value per Unit shall be conclusive and binding absent bad faith. Determinations to be made by the Board may be made by the Committee.
          “Issued Unit Holder” has the meaning set forth in Section 13(a)(i).
          “Issued Units” means all Units issued pursuant to this Option, whether issued before or after termination of employment, and any equity securities issued with respect to the Units by way of unit or stock dividend or unit or stock split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Units.
          “LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company dated as of December 1, 2003.
          “Offeror” has the meaning set forth in Section 15(a).
          “Option” has the meaning set forth in Section 2.
          “Optionee” has the meaning set forth in the preamble to this Agreement.
          “Permitted Transferee” has the meaning set forth in Section 12(a).
          “Plan” has the meaning set forth in the Recitals to this Agreement.
          “Public Sale” means the sale of Issued Units to the public pursuant to (y) an offering registered under the Securities Act or, after the Company’s consummation of an initial underwritten public offering and sale of Units pursuant to an effective registration statement under the Securities Act (other than an offering made in connection with a business acquisition or combination or an employee benefit plan) or (z) the provisions of Rule 144 (or any similar Rule or rules then in effect) under the Securities Act (“Rule 144”).
          “Put” has the meaning set forth in Section 14(b)(i).
          “Put Notice” has the meaning set forth in Section 14(b)(i).
          “Qualified Public Offering” means any underwritten public offering and sale by the Company of its common equity securities to the public pursuant to an effective registration statement under the Securities Act (other than an offering made in connection with a business acquisition or combination pursuant to a registration statement on Form S-4 or any similar form, or an employee benefit plan pursuant to a registration statement on Form S-8 or any similar form), but only if the aggregate gross proceeds received by the Company and/or its equity holders (before the deduction of underwriting discounts and expenses) in such underwritten public offering and sale or series of such sales in the aggregate are in excess of $50 million.
          “Rule 144” has the meaning set forth in the definition of “Public Sale” set forth above.
          “Securities Act” means the Securities Act of 1933, as amended.

          “Transfer” has the meaning set forth in Section 12(a).
          “Transfer Notice” has the meaning set forth in Section 12(a).
          “Unit” or “Units” has the meaning set forth in the Recitals.
          “Unit Offer” has the meaning set forth in Section 13(b)(iii).
     2. Grant of Option. Subject to the terms of the Plan, the Company hereby grants to Optionee the right and option (the “Option”) to purchase the number of Units specified at the beginning of this Agreement on the terms and conditions hereinafter set forth and in the Plan. The Option is a non-qualified option and is not subject to the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), governing incentive stock options. The Option was approved by the Committee on the date specified at the beginning of this Agreement (the “Date of Grant”).
     3. Exercise Price. The purchase price for the Units subject to the Option shall be the exercise price specified at the beginning of this Agreement.
     4. Vesting of Option.
          (a) Regular Vesting of Option. The Option shall vest and become exercisable as to the number of Units on the date or dates specified in the vesting schedule at the beginning of this Agreement. The vesting schedule is cumulative; thus, to the extent this Option has not already been exercised and has not expired, terminated or been cancelled, Optionee or the person otherwise entitled to exercise this Option as provided herein may at any time, and from time to time, purchase all or any portion of the Units then purchasable under the vesting schedule.
          (b) Accelerated Vesting of Option. Notwithstanding the vesting provisions in Section 4(a) hereof, without any action by the Board and to the extent that the Option has not already been exercised in full or otherwise terminated, expired or canceled, the Option shall become vested and immediately exercisable in full upon the occurrence of any of the following events if Optionee shall have been continuously employed by the Company or a parent or subsidiary thereof between the Date of Grant and the date when the specified event occurs:
               (i) Change of Control;
               (ii) Termination of Optionee’s employment with the Company or any parent or subsidiary thereof by the Company without Cause or by Optionee for Good Reason; or
               (iii) Optionee’s death or termination of employment due to a Disability.
          (c) Discretionary Accelerated Vesting of Option. Notwithstanding the vesting provisions in Section 4(a) hereof, the Committee has the power, in its sole discretion, to declare at any time that this Option shall become vested and immediately exercisable in whole or in part.
     5. Expiration. The Option shall expire and all rights to purchase Units hereunder shall immediately cease on the earliest of: (i) the expiration date specified at the beginning of this Agreement (which date shall in no event be later than ten years following the Date of Grant); (ii) the last day of the period following the termination of Optionee’s employment or Optionee’s death during which this Option can be exercised (as specified in the Plan); or (iii) the date, if any, fixed for cancellation of the Option pursuant to paragraph 13 of the Plan. References herein to

“employment,” “employed” and similar terms (except “employee”) shall include the providing of services in the capacity of an advisor, consultant or vendor, or as a Manager.
     6. Exercise.
          (a) General. Optionee may exercise the vested portion of the Option only in accordance with paragraphs 8 and 10 of the Plan.
          (b) Limitation on Exercise. In no event shall the Option be exercisable (i) at any time after it has expired pursuant to Section 5 hereof, (ii) to the extent the Option has not vested pursuant to Section 4 hereof, (iii) unless Optionee has been continuously employed by the Company or any parent or subsidiary thereof from the Date of Grant until Optionee exercises the Option (other than any exercise following the termination of Optionee’s employment as contemplated by the Plan), (iv) unless Optionee has executed and delivered to the Company a Joinder to the LLC Agreement in accordance with Section 9, and (v) unless either a registration statement covering the Units for which the Option may be exercised shall have become effective under the Securities Act and all applicable state securities laws, or the Committee shall have determined to its reasonable satisfaction that the issuance of Units upon the exercise of such option is exempt from registration under the Securities Act and all applicable state securities laws. When the Option is no longer exercisable, it shall be deemed to have lapsed or terminated and will no longer be outstanding.
     7. Manner of Exercise. The Option may be exercised in accordance with paragraph 8 of the Plan, using the Form of Notice of Exercise attached hereto as Exhibit A; provided, however, that if the person exercising the Option is not Optionee, he or she shall also send with the notice appropriate proof of his or her right to exercise the Option. Payment shall be made in accordance with paragraph 8(b) of the Plan.
     8. Legend. If the Company at any time determines to issue certificates representing Issued Units, such certificates representing Issued Units shall be endorsed with the legend set forth in paragraph 12 of the Plan.
     9. No Rights as a Member or Assignee Before Exercise; Status as a Partner.
          (a) No Rights as Member. Optionee shall have no rights as a Member (as defined in the LLC Agreement) or unitholder of the Company or an assignee under the LLC Agreement with respect to any Units subject to the Option until the Units are actually issued to him or her upon exercise of the Option and the due execution and delivery to the Company of a Joinder to the LLC Agreement in the Form attached to the LLC Agreement.
          (b) Status as Partner. Optionee acknowledges that, under present tax law, if Optionee does not already hold Units of the Company (in which case the following would already apply to Optionee), upon the receipt of Units Optionee may no longer be treated as an “employee” of the Company or any parent or subsidiary thereof for federal income tax purposes but instead may be treated as a “partner” of the Company or a parent or subsidiary thereof for federal income tax purposes; compensation paid to Optionee as a “partner” would be treated for such tax purposes as a “guaranteed payment” under Section 707(c) of the Code rather than as wages.
     10. Limitations on Transfer of Option. Any attempt to Transfer the Option contrary to the provisions of paragraph 10 of the Plan and the levy of any attachment or similar process upon the Option shall be null and void.

     11. Tax Withholding. The parties hereto acknowledge the provisions of paragraph 9 of the Plan regarding tax withholding and related matters.
     12. Transfer Restrictions With Respect to Issued Units.
          (a) General Restrictions on Transfer. Optionee shall not sell, pledge, encumber, transfer or otherwise dispose of (including, without limitation, a transfer by gift), whether voluntarily, by operation of law or otherwise (a “Transfer”), any interest in any Issued Units, except, subject to any additional restrictions contained in the Company’s Certificate of Formation, LLC Agreement (other than consent of the Members under Section 10.1(d) thereof, which is not required for the following) or the Plan, as follows: (i) pursuant to the provisions of Section 13 or 14 hereof; (ii) in Public Sales at least 270 days following a Qualified Public Offering; (iii) pursuant to applicable laws of descent and distribution; or (iv) among Optionee’s immediate family (i.e., his or her children, grandchildren, spouse or ex-spouse) or to one or more trusts for the benefit of such family members or partnerships, limited liability companies or other entities in which such family members are the only beneficial owners (the “Family Group”) provided that Optionee retains the sole right to vote such Issued Units; provided, however, that the restrictions contained in this Section 12 will continue to be applicable to Issued Units after any Transfer of the type referred to in clause (iii) or (iv) above and, as a condition to any such Transfer, the transferees of such Issued Units must agree in writing to be bound by the provisions of the Plan, the LLC Agreement and this Option Agreement. Any transferee of Issued Units pursuant to a Transfer in accordance with clause (iii) or (iv) above is herein referred to as a “Permitted Transferee.” Upon the proposed Transfer of any Issued Units pursuant to clause (iii) or (iv) above, such option holder or such Permitted Transferee transferring such Issued Units will deliver a written notice (a “Transfer Notice”) to the Company, which discloses in reasonable detail the identity of the Permitted Transferee(s). The circumstances under which a Permitted Transferee may become a Member of the Company will be governed by the LLC Agreement.
          (b) Additional Restrictions on Transfer. No Issued Unit Holder may Transfer any Issued Units (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel reasonably acceptable in Form and substance to the Company (which counsel will be reasonably acceptable to the Company) that registration under the Securities Act is not required in connection with such Transfer. In addition to any other restrictions on transfer in this Option Agreement, under no circumstances may any Issued Unit Holder Transfer such Issued Units during any period when the Company’s repurchase options set forth in Section 13 below have or could be exercised by the Company unless the transferee agrees in writing to the provisions of this Section 12.
          (c) Restricted Securities. All Issued Units shall constitute “restricted securities” as that term is defined in Rule 144 and may not be Transferred except in compliance with the registration requirements of the Securities Act or an exemption therefrom.
     13. Repurchases by the Company.
          (a) Optional Repurchases.
               (i) Termination of Employment. Upon the termination of Optionee’s employment with the Company or any parent or subsidiary thereof by the Company or any parent or subsidiary thereof for Cause or by Optionee without Good Reason, the Company shall have the option to purchase all or any part of the Issued Units owned by Optionee or any transferee, successor or assign of Optionee (each an “Issued Unit Holder”). The Issued Unit Holder shall offer to sell to the Company all of the Issued Units owned by the Issued Unit Holder, including all Issued Units acquired following the termination of Optionee’s employment with the Company or any parent or subsidiary thereof, on the terms and conditions hereinafter contained.
               (ii) Bankruptcy. If an order for relief is entered in any bankruptcy or insolvency proceeding in which any Issued Unit Holder is the debtor, the Company shall have the option to purchase all or any part of the Issued Units owned by such Issued Unit Holder. The Issued Unit Holder or the bankruptcy trustee of the Issued Unit Holder shall offer to sell to the Company all of the Issued Units owned by the Issued Unit Holder or such trustee, including all Issued Units acquired following the filing of such order for relief, on the terms and conditions hereinafter contained.
               (iii) Transfer by Legal Process. Upon any involuntary transfer of all or any part of the Issued Units by reason of sale pursuant to a levy of execution, foreclosure of pledge, garnishment, attachment, divorce decree, or other legal process, the Company shall have the option to purchase all or any part of the Issued Units owned by the transferee(s) of such acquired Issued Units or any successor in title to such Issued Units. The transferee(s) of such acquired Issued Units or any successor in title to such Issued Units shall offer to sell to the Company all of the Issued Units owned by the Issued Unit Holder or transferee(s) or successor(s) and subject to such involuntary transfer, and all Issued Units acquired following such involuntary transfer, on the terms and conditions hereinafter contained.
          (b) Timing of Unit Offer: Procedure.
               (i) Termination of Employment. An offer required to be made to the Company pursuant to Section 13(a)(i) hereof shall be made as promptly as practicable (and in any event within five days) following the later of (A) the termination of Optionee’s employment and (B) the date that the Option has either expired or been exercised in full.
               (ii) Bankruptcy; Transfer by Legal Process. An offer required to be made to the Company pursuant to Section 13(a)(ii) or 13(a)(iii) hereof shall be made as promptly as practicable (and in any event within 15 days) following the filing of such order for relief or such involuntary transfer, as applicable.
               (iii) Procedure. Any offer to be made to the Company pursuant to Section 13(a) hereof (the “Unit Offer”) shall be sent to the Company to the attention of the Chief Executive Officer and President at its principal office located at 4050 E. Cotton Center Blvd., Building 6, Suite 68, Phoenix, Arizona, 85040, or the then current principal office of the Company.
          (c) Company’s Exercise of Option. The Company may exercise any option granted to it pursuant to this Section 13 by providing written notice of such exercise to Optionee or his or her legal representative, transferee or successor in interest, as the case may be, within 180 days following the later of (i) its receipt of the Unit Offer and (ii) the date that the Option has either expired or been exercised in full, stating the number of Issued Units the Company intends to purchase and the aggregate purchase price of the Issued Units it intends to purchase (the “Company Notice”). The purchase price for the Issued Units shall be paid at the closing described in Section 13(e) hereof.
          (d) Failure to Provide Offer. The failure of Optionee or any other individual or entity, as applicable, to provide a Unit Offer to the Company in accordance with the terms of this Section 13 shall in no event affect the Company’s right to purchase the applicable Issued Units pursuant to the terms of this Section 13. If no Unit Offer is provided to the Company, at such time as the Company has been notified of the happening of an event set forth in
Section 13(a) hereof and the applicable notice period set forth in Section 13(b)(i)-(ii) has expired, the Company may send Optionee or his or her legal representative, transferee or successor in interest, as the case may be, the Company Notice; provided, however, that the 180 day period set forth in Section 13(c) hereof shall not be applicable to the delivery of such notice by the Company pursuant to this Section 13(d).
          (e) Manner of Purchase. The closing of the Company’s purchase of Issued Units pursuant to this Section 13 shall take place on such date as determined by the Committee, but no later than 90 days following the delivery of the Company Notice. The closing of such purchase shall take place at the principal office of the Company at 10:00 a.m., local time, or at such other place and time as the parties to such purchase may mutually agree in writing. At the closing:
               (i) the party selling the Issued Units shall execute and deliver to the Company such documents, certificates and other papers as the Company may reasonably require to effect the transfer and conveyance by assignment of absolute title to the Company of the purchased Issued Units free and clear of all liens whatsoever (other than restrictions imposed pursuant to applicable federal and state securities laws), which documents shall contain representations and warranties regarding such title, along with an acknowledgement and agreement that the Issued Unit Holder is no longer a Member of the Company or otherwise entitled to any rights as a holder of Issued Units;
               (ii) the Company shall purchase such party’s Issued Units and pay the applicable purchase price by delivery of an amount equal to the Formula Value per Unit for each Issued Unit being purchased by the Company (by check, bank draft or wire transfer); provided, however, if Optionee is indebted to the Company or any parent or subsidiary thereof at the time of such purchase, the Company may offset the purchase price payable to such party by an amount equal to such indebtedness; and
               (iii) both the Company and such party shall covenant to execute all such documents and take all such further action as may be necessary to effect the provisions of, and transactions described in and contemplated by, the applicable provisions of this Section 13.
     14. Put Right of Optionee.
          (a) Required Repurchases.
               (i) Change of Control. Upon the occurrence of a Change of Control and an Employment Termination (as hereinafter defined), Optionee shall have the option to require that the Company purchase all, but not less than all, of the Issued Units owned by Optionee on the terms and conditions hereinafter contained. Optionee acknowledges and agrees that the exercise of his rights under that certain Change of Control Agreement between the Company and Optionee dated the date hereof (the “Change of Control Agreement”), would be in lieu of receiving any payment or value that might otherwise be received in respect of the Option or any Units issued upon exercise hereof (including under this Section 14(a)(i)). Optionee further acknowledges and agrees that the exercise by Optionee of his rights under this Section 14(a)(i) would be in lieu of receiving any payment or value that might otherwise be received under, and shall immediately cause the termination of, such Change of Control Agreement. Any exercise by

Optionee of his rights under this Section 14(a)(i) shall be subject to the same conditions and obligations set forth in Sections 2.5 and 2.7 of the Change of Control Agreement. For purposes of this Agreement, “Employment Termination” means a bona fide termination of Optionee’s employment for any reason, whether voluntary or involuntary, at the time of, or in anticipation of, the closing of a Change of Control transaction.
               (ii) Death. Upon the death of Optionee, the legal representative of Optionee’s estate shall have the option to require that the Company purchase all, but not less than all, of the Issued Units owned by Optionee on the terms and conditions hereinafter contained.
               (iii) Disability. If Optionee’s employment with the Company or any parent or subsidiary thereof is terminated due to a Disability, Optionee or his or her legal representative shall have the option to require that the Company purchase all, but not less than all, of the Issued Units owned by Optionee on the terms and conditions hereinafter contained.
               (iv) Termination of Employment Other than for Cause or Good Reason. Upon the termination of Optionee’s employment with the Company or any parent or subsidiary thereof by the Company without Cause or by Optionee for Good Reason, Optionee shall have the option to require that the Company purchase all, but not less than all, of the Issued Units owned by Optionee on the terms and conditions hereinafter contained.
          (b) Timing of Notice Offer; Procedure.
               (i) Timing. Optionee’s exercise of the option to require that the Company purchase the Issued Units pursuant to Section 14(a) hereof (the “Put”) shall be made by providing written notice of such exercise to the Company (the “Put Notice”) within 180 days following the event giving rise to the Put. If written notice is not delivered to the Company within such period, the Put option will lapse and Optionee will have no further rights to exercise the Put under this Section 14. Notwithstanding the foregoing, Optionee agrees that as a condition to his exercise of the Put, if he has not already fully exercised the Option granted hereby upon the occurrence of the event giving rise to the Put, he will not exercise the Option until at least 11 days after he gives the Put Notice and, on the written request of the Company given to Optionee (or his representative) within 10 days after the Company receives the Put Notice, Optionee will not exercise the Option and the Company will pay to Optionee in cash an amount equal to the product of (x) the excess of (A) the price otherwise payable for the Issued Units that are vested and have not been issued as of such date determined in accordance with Section 14(c) over (B) the exercise price per Unit specified at the beginning of this Agreement that are vested and have not been issued as of such date, times (y) the number of Units that are vested (and not expired, terminated or canceled) and have not been issued as of such date covered by this Option specified at the beginning of this Agreement.
               (ii) Procedure. The Put Notice shall be sent to the Company to the attention of the Chief Executive Officer and President at its principal office located at 4050 East Cotton Center Road, Suite 68, Phoenix, Arizona 85040, or the then current principal office of the Company.
          (c) Manner of Purchase. The closing and manner of the Company’s purchase of Issued Units pursuant to this Section 14 shall take place in accordance with the provisions of Section 13(e); provided, however, that the applicable purchase price shall be (i) the Imputed Transaction Value per Unit for each Issued Unit being purchased by the Company in the case of a Put arising under Section 14(a)(i) as a result of a Change of Control and (ii) the Appraised Value per Unit for each Issued Unit being purchased by the Company in the case of a Put arising under Sections 14(a)(ii) — (iv) and the closing date shall be no earlier than 30 days and no later than 45 days following the Board’s delivery of written notice to Optionee regarding its determination of Imputed Transaction Value per Unit or the Company’s receipt of the written report regarding the determination of Appraised Value per Unit, as applicable.
          (d) Right to Revoke Put Exercise. Notwithstanding the delivery of a Put Notice, Optionee may revoke his or her exercise of the Put within 30 days following the Board’s delivery of written notice to Optionee regarding its determination of Imputed Transaction Value per Unit or the Company’s receipt of the written report regarding the determination of Appraised Value per Unit, as applicable, by delivering a written notice to the Company stating that such exercise is being revoked. Thereafter, the Put will lapse and Optionee will have no further rights to exercise the Put under this Section 14.
          (e) Limitation. Notwithstanding any other provision in this Section 14, in no event will the Company be required to purchase any Issued Units if such purchase is prohibited by any agreement related to indebtedness of the Company or if such purchase would violate Section 18-607 of the Delaware Limited Liability Company Act or other applicable law.
     15. Drag Along Agreement.
          (a) Drag-Along Transaction. Upon the Company’s receipt of a notice from the Approving Unitholders stating that they are exercising their right to effect a Drag-Along Transaction, the Company shall send a written notice to Optionee within 15 days of the proposed Drag-Along Transaction indicating that it has received such notice and referencing Optionee’s obligations set forth in this Section 15 (a “Drag-Along Transaction Notice”). To the extent it is applicable and not prohibited by any confidentiality obligations, the Drag-Along Transaction Notice shall set forth the name and address of the person(s) or entity(ies) proposing to enter into a Drag-Along Transaction (the “Offeror”) and summarize the basic terms of the proposed Drag-Along Transaction (which Drag-Along Transaction must provide that (i) all unitholders of the Company receive the same type of consideration per unit or other membership interest of the Company (except for differences resulting from the classes of outstanding units or other membership interests of the Company to the extent such consideration is paid in securities) and (ii) Optionee shall not, without his or her consent, be required to join in any indemnification obligations in excess of the net proceeds from the Drag-Along Transaction to be received by Optionee (other than indemnification relating to Optionee’s Issued Units, authority of Optionee, enforceability of Optionee’s obligations and fraud). Optionee hereby waives, to the extent permitted by applicable law, all applicable appraisal rights and rights to object to or dissent from such Drag-Along Transaction, and agrees that he or she will raise no objections to such Drag-Along Transaction.
          (b) Completion of Drag-Along Transaction. As soon as practicable after receipt of the Drag-Along Transaction Notice, Optionee shall cooperate and take all lawful action reasonably requested by the Approving Unitholders to complete the Drag-Along Transaction, including (i) the voting of all Issued Units in favor of the Drag-Along Transaction and matters ancillary thereto if deemed necessary or desirable by such Approving Unitholders, (ii) the waiver of any appraisal or dissenters rights that Optionee would have with respect to such Drag-Along Transaction, (iii) if so requested, the surrender to the Offeror of certificates representing all Issued Units (if applicable), properly endorsed for transfer to the Offeror against payment of the sale price for such Issued Units in the Drag-Along Transaction, and (iv) if so requested, the execution of all sale, liquidation and other agreements in such form as may be reasonably requested.

Optionee shall not take any action prejudicial to or inconsistent with such Drag-Along Transaction. Optionee shall bear his or her own pro rata share (based on his or her share of aggregate proceeds) of (x) all transaction costs and expenses and other costs incurred for the benefit of all unitholders of the Company, and (y) any indemnities required of all unitholders of the Company in connection with such Drag-Along Transaction (other than indemnities particular to Optionee (e.g., relating to Optionee’s Issued Units, authority of Optionee and enforceability of Optionee’s obligations and fraud)).
          (c) Irrevocable Proxy. Optionee hereby appoints each of John T. Walton, Michael J. Ahearn and True North Partners, L.L.C., an Arizona limited liability company, as Optionee’s true and lawful proxy and attorney, with full power of substitution, to vote all Issued Units owned by Optionee or over which Optionee has voting control to effectuate the agreements set forth in this Section 15 if Optionee fails to comply on a timely basis with the provisions of this Section 15. The proxies and powers granted by Optionee pursuant to this Section 15 are coupled with an interest and are given to secure the performance of Optionee’s duties under this Section 15. Such proxies are irrevocable for so long as this Section 15 shall remain in effect and will survive the bankruptcy, death, incompetency or Disability of Optionee or any other Issued Unit Holder.
     16. Investment Purpose; Registration. Optionee represents and warrants that any and all Units purchased by Optionee under the Option will be acquired for investment and not with a view to distribution or resale. The Company shall have no obligation to register the Units purchased upon the exercise of the Option under federal or state securities laws either at the time the Units are issued and delivered to Optionee or are proposed to be disposed of by Optionee unless otherwise expressly provided to the contrary in written agreements to which the Company and Optionee are parties.
     17. Discretionary Adjustment. The parties acknowledge the Committee’s authority to make adjustments to this Option as set forth in paragraph 14 of the Plan.
     18. Consequences of an Event. If an Event occurs, the Committee shall have all of the options afforded to it in the Plan (including, without limitation, the options set forth in paragraphs 13, 14 and 15 thereof), including during any period after Optionee’s termination of employment, death or Disability during which Optionee could otherwise exercise this Option as set forth in the Plan or during which Optionee is required to give a Unit Offer to the Company under Section 13 hereof.
     19. Lock-Up Agreement. If, at any time, the Company registers any of its Units or shares of common stock (after a conversion of the Company to a corporation) or any other equity securities under the Securities Act, on a registration statement on Form S-1, Form S-2, or Form S-3 (as such terms are defined by the Securities and Exchange Commission) or any general registration form then in effect, for purposes of a primary, secondary or combined primary and secondary offering of its securities, from the time that the Company files such registration statement with the Securities and Exchange Commission until the earlier of (a) the date 180 days after the effectiveness of the registration statement relating thereto in the case of the initial public offering of the Company’s securities, or 90 days after the effectiveness of the registration statement relating thereto in all other cases, or, in any case, such shorter period as may be required by the managing underwriter or underwriters of such offering, and (b) the date an election is made not to file a registration statement with the Securities and Exchange Commission, Optionee agrees not to offer, issue, sell, agree or commit to issue or sell, grant any option for the purchase of or solicit any offer to buy or otherwise dispose of any securities of the Company, including any Units.
     20. Interpretation of this Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan, or the rights and obligations arising under this Option or the Plan, shall be final, conclusive and binding upon all persons, including, without limitation, Optionee, the Company, its Members, and all persons deriving their rights from the Company and Optionee, unless disapproved by the Board. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.
     21. Governing Law. To the extent that federal laws do not otherwise control, this Agreement and all determinations made and actions taken under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
     22. DISCONTINUANCE OF EMPLOYMENT. THIS AGREEMENT (AND THE UNIT OPTION EVIDENCED HEREBY) SHALL NOT GIVE OPTIONEE ANY RIGHT TO CONTINUED EMPLOYMENT BY THE COMPANY (OR A SUBSIDIARY) AND THE COMPANY (OR A SUBSIDIARY) MAY TERMINATE OPTIONEE’S EMPLOYMENT AND OTHERWISE DEAL WITH OPTIONEE AS AN EMPLOYEE WITHOUT REGARD TO THE EFFECT ANY SUCH ACTION MAY HAVE ON OPTIONEE’S RIGHTS UNDER THIS AGREEMENT. OPTIONEE REPRESENTS THAT, IF OPTIONEE AT ANY TIME ACQUIRES UNITS OF THE COMPANY PURSUANT TO EXERCISE OF HIS OR HER OPTION UNDER THIS AGREEMENT, OPTIONEE WILL BE ACQUIRING THE UNITS FOR THEIR POTENTIAL AS AN EQUITY INVESTMENT. OPTIONEE FURTHER AGREES THAT NO CHANGE IN HIS OR HER EXPECTATIONS CONCERNING EMPLOYMENT WILL HAVE A REASONABLE BASIS UNLESS SET FORTH IN A WRITTEN AGREEMENT EXPRESSLY GIVING OPTIONEE ADDITIONAL RIGHTS AS TO SUCH MATTERS. THE COMPANY HEREBY ADVISES OPTIONEE THAT THE COMPANY IS GRANTING UNIT OPTIONS TO OPTIONEE IN RELIANCE ON THE FOREGOING REPRESENTATIONS OF OPTIONEE AND IN THE EXPECTATION THAT OPTIONEE WILL NOT HAVE ANY RIGHT TO EMPLOYMENT BY THE COMPANY OR A SUBSIDIARY BY VIRTUE OF OPTIONEE’S OWNERSHIP OF ANY UNITS, AND THAT THE COMPANY WOULD NOT GRANT THE OPTION OR ISSUE UNITS TO OPTIONEE IF OPTIONEE HAD ANY CONTRARY EXPECTATIONS.
     23. REVIEW OF AGREEMENT. OPTIONEE CONFIRMS THAT OPTIONEE HAS CAREFULLY REVIEWED THIS AGREEMENT, THE LLC AGREEMENT AND THE PLAN AND UNDERSTANDS THEM. A COPY OF THE PLAN IS ATTACHED HERETO AS EXHIBIT B.
     24. OPTION SUBJECT TO CANCELLATION. OPTIONEE ACKNOWLEDGES THAT THE OPTION GRANTED PURSUANT TO THIS AGREEMENT IS SUBJECT TO CANCELLATION IN ACCORDANCE WITH THE TERMS OF PARAGRAPH 13 OF THE PLAN.

     25. Confidentiality.
               (a) Optionee acknowledges that, as a consequence of his or her business relationship and activities with the Company and its subsidiaries, certain Confidential Information (as defined below) has been and will be disclosed to Optionee, including certain technology and information about trade secrets, inventions, products, services, patents, licenses, research projects, costs, special manufacturing methods, processes, techniques, protocols, treatment or chemical composition of material, special tooling, plans for future development, market analyses, product uses, projects and plans, information regarding their financial status, customers, profits, profit margins and project costs, quality assurance study results, pricing information, material and labor costs and certain other information of commercial value that is not known generally or publicly outside of their respective businesses or the businesses of the Company and its subsidiaries (collectively, “Confidential Information”). Confidential Information does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Optionee, (ii) was in the possession of or available to Optionee on a non-confidential basis before its disclosure to Optionee by the Company, any of its subsidiaries, any of their representatives or agents, (iii) becomes available to Optionee on a non-confidential basis from a source other than the Company, any of its subsidiaries or any of their representatives or agents, provided that such source is not bound by a confidentiality agreement with the Company or any of its subsidiaries or any of their representatives or agents or otherwise prohibited from transmitting the information to Optionee or (iv) was independently developed by Optionee without reference to the Confidential Information.
               (b) Optionee will hold in confidence and not disclose (except to Optionee’s accountants, attorneys, other advisors and equity holders), nor make use of Confidential Information, except (i) as authorized in writing by the Board, (ii) as required by law (in which case Optionee will give the Company prompt written notice before disclosure so that the Company may seek a protective order or other appropriate remedy and, if no such protective order or other remedy is obtained, Optionee will only disclose that portion of the Confidential Information that he or she is advised by opinion of counsel is legally required to be disclosed and will request confidential treatment of all such disclosed Confidential Information), or (iii) as required for Optionee to perform his or her duties as an employee in good faith and in the best interest of the Company, subject to any other confidentiality or non-disclosure agreement such employee may have with the Company. Optionee acknowledges that, in the event of such disclosure to a third party, other than a disclosure required by law, such third party shall be required to maintain the confidentiality of the Confidential Information to the same extent as Optionee and Optionee shall be responsible and liable to the Company for any disclosure by such third party. Notwithstanding the foregoing, the Company and Optionee (and each employee, representative, or other agent of the Company or Optionee) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions and other tax analysis) that are provided to the Company or Optionee relating to such tax treatment and tax structure.
     26. Entire Agreement. This Agreement, including the terms of the Plan (which are herein incorporated by reference), the LLC Agreement and the Change of Control Agreement, contain the entire agreement of the parties relating to the subject matter hereof and supersede all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. Optionee acknowledges that this Agreement is in full satisfaction of any obligation of the Company to issue options or any other equity interest to Optionee in the Company or First Solar, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“First Solar”), including any such rights set forth in any agreements, letters, or other written or oral commitments of any nature made on or before the date of this Agreement.
**[Signatures are set forth on Page 1 of this Agreement]**

EXHIBIT A
NOTICE OF EXERCISE
First Solar Holdings, LLC
*[4050 E. Cotton Center Blvd.
Building 6, Suite 68
Phoenix, Arizona, 85040]
Attention: Chief Executive Officer and President
Gentlemen:
     The undersigned, holder of an Option to purchase                      Units of First Solar Holdings, LLC (the “Company”) hereby irrevocably exercises such Option for and purchases                      such Units of the Company. Enclosed with this Notice is a [check/bank draft/money order] in the amount of $                      as full payment for the $10.00 per Unit purchase price for such Units. I have reviewed, and understand the terms of the transfer restrictions and other obligations imposed upon me and the Units pursuant to the terms of the Unit Option Agreement dated                      , by and between the Company and me, the First Solar Holdings, LLC 2003 Unit Option Plan and the Second Amended and Restated Limited Liability Company Agreement of the Company dated as of                     , 2003. I hereby agree to execute any amendment or acknowledgement or other instrument necessary to evidence my becoming a party to such agreement and that such Units are subject to the terms thereof.

Dated:
Very truly yours,

[Signature of Option Holder]

[Printed Name]

[Address to which Certificate (if any) should be delivered]

[SAMPLE ONLY — PLEASE OBTAIN CURRENT VERSION AT TIME OF OPTION
EXERCISE FROM PROGRAM ADMINISTRATOR]

EXHIBIT B
FIRST SOLAR HOLDINGS, LLC
2003 UNIT OPTION PLAN
[Attached]